CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We consent to the reference to our firm under the captions "Financial Highlights", "Shareholder Services - Statements and Reports", "General Information - Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" and to the use of our reports dated January 22, 2007 with respect to the AllianceBernstein Trust (comprising, respectively, AllianceBernstein Global Value Fund, AllianceBernstein International Value Fund, AllianceBernstein Small/Mid Cap Value Fund and AllianceBernstein Value Fund), which are incorporated by reference in this Registration Statement (Form N-1A Nos. 333-51938 and 811-10221) of AllianceBernstein Trust.





                                                              ERNST & YOUNG LLP


New York, New York
February 26, 2007